Exhibit 99.1

BioTime, Inc. Reports First Quarter Results and Recent Corporate Accomplishments

- First Cohort in OpRegen® Trial Completed

- Management to Host Investor Conference Call on May 17, 2016 at 4:30 p.m. ET

ALAMEDA, Calif.--(BUSINESS WIRE)--May 10, 2016--BioTime, Inc. (NYSE MKT and TASE: BTX), a clinical-stage regenerative medicine company with a focus on pluripotent stem cell technology, today reported financial results for the first quarter ended March 31, 2016 and provided a corporate update. The Company also announced that management will host a conference call with investors to discuss the recent operating progress and corporate developments on Tuesday, May 17, 2016 at 4:30 p.m. Eastern / 1:30 p.m. Pacific. Details on how to access the call are provided later in this news release.

“We are off to a strong start in 2016 as we continue to make progress with BioTime’s key clinical therapeutic programs, Renevia® in medical aesthetics and OpRegen® in dry AMD,” said Adi Mohanty, Co-Chief Executive Officer. “We are also pleased with the significant operating progress achieved by our non-core assets as these companies mature towards standalone businesses. In particular, we are excited to see our digital health subsidiary, LifeMap Solutions, gaining more traction with clients and partners, including best-in-class institutions. Meanwhile, we in the BioTime organization continue to sharpen our focus on clinical progress and simplifying our corporate structure and seeking ways to unlock the value of our more mature revenue-generating subsidiaries for BioTime shareholders.”

First Quarter and Recent Highlights

Clinical Progress

OpRegen® (retinal pigment epithelial cells)

  The first cohort was successfully dosed earlier this year in a Phase I/IIa clinical trial evaluating the safety and efficacy of OpRegen® for the treatment of the advanced form of dry age-related macular degeneration (AMD). The trial is evaluating three different dose regimens. BioTime expects the Data Safety Monitoring Board (DSMB), an independent group of experts established for the Phase I/IIa trial, will complete its review of the initial safety data from the first cohort and recommend dose escalation to the second cohort during the second quarter of 2016. The second cohort will receive a higher, more clinically significant, dose of OpRegen®. The Company expects to complete enrollment in the second cohort in 2016 and, if the data are positive, anticipates DSMB approval to proceed to the third cohort by the end of 2016. OpRegen® has received Fast Track designation from the U.S. Food and Drug Administration for the treatment of dry AMD, which occurs in approximately 90% of those afflicted with AMD.

Renevia® (adipose cells + cell delivery matrix)

  The Company expects to complete enrollment for its Renevia® pivotal clinical trial in Europe in the second half of 2016 with top line data availability in early 2017. If the data are positive, BioTime plans to submit an application for CE Mark approval in the first half of 2017. The objective of the trial is to assess the efficacy of Renevia®, which consists of BioTime’s HyStem® hydrogel cell-transplantation delivery matrix combined with the patient’s own adipose cells, in restoring normal skin contours in patients whose subcutaneous fat, or adipose tissue, has been lost due to antiviral drug treatment for HIV. Positive data from the pivotal trial is expected to provide the foundation for studying Renevia® in the much broader applications of fat tissue deficits in various medical aesthetics applications, such as for age-related and trauma related facial fat loss.

AST-VAC1 (antigen-presenting autologous dendritic cells)

  In February, BioTime’s subsidiary Asterias Biotherapeutics, Inc. completed the End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) for AST-VAC1, the company's lead clinical program targeting maintenance of relapse-free-survival in acute myeloid leukemia (AML) patients. Asterias is planning for the initiation of a single pivotal Phase 3 trial that could support an accelerated development pathway towards a potential future biologic license application (BLA) filing.
  Asterias presented data from the Phase II clinical trial of its cancer immunotherapy AST-VAC1 in acute myeloid leukemia (AML) at the American Society of Gene and Cell Therapy (ASGCT) 19th Annual Meeting on May 5, 2016.

AST-OPC1 (oligodendrocyte progenitor cells)

  Asterias Biotherapeutics presented an overview of the AST-OPC1 therapeutic development program that is currently in a Phase I/IIa dose escalation clinical trial in spinal cord injury at the Stem Cell Summit 2016 meeting on April 27, 2016.

Cancer Diagnostics

  OncoCyte Corporation, the cancer diagnostics subsidiary of BioTime and developer of novel, non-invasive blood and urine based tests for the early detection of cancer, announced that its bladder cancer abstract has been selected for presentation in a poster session, including a live panel discussion on the results, at the 2016 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, Illinois to be held on June 3-7, 2016. The study to be presented at the upcoming ASCO annual meeting is based on the continued development of the diagnostic first reported at the American Association for Cancer Research (AACR) 2015 Annual Meeting. At AACR, OncoCyte presented interim clinical study data for the non-invasive detection of bladder cancer that demonstrated a high level of sensitivity and specificity in the detection of urothelial carcinoma, the most common type of bladder cancer.

  On April 4, 2016, OncoCyte and the Wistar Institute, an international biomedical research leader in cancer, immunology and infectious diseases, announced positive research results for a lung cancer diagnostic test being developed at Wistar. This study of 620 subjects replicates a previous study that was carried out at Wistar, which was presented at the American Thoracic Society conference in May 2015. The results of this study are being further evaluated by OncoCyte and mark a successful transition of the assay platform from Illumina microarrays to a Nanostring nCounter® machine, which is the platform that OncoCyte intends to use for commercialization. OncoCyte has exclusive commercial rights to the lung cancer diagnostic test developed by Wistar. OncoCyte must now independently validate these results in its own follow-up study based on the results of Wistar’s latest study. OncoCyte will attempt to finalize and lock down both the assay and the classifier or algorithm that interprets test results, and if successful, will initiate an internal analytical validation study.

Non-core Assets

  LifeMap Solutions, the digital health subsidiary of BioTime and co-developer of ResearchKit-enabled app Asthma Health, launched its new mobile health app design and development service to help research institutions and health companies worldwide develop custom smartphone apps and research studies. Through the new service, LifeMap offers clients its deep expertise in medical science, consumer behavior, app analytics, and design. LifeMap’s innovative, data-driven mobile health (mHealth) apps are designed to recruit clinical study participants, obtain patient consent through the iPhone, and passively collect participants’ health information. LifeMap Solutions has developed innovative digital health apps in collaboration with leading research institutions including the Icahn School of Medicine at Mount Sinai, Stanford University School of Medicine, and National Jewish Health, as well as with strategic partners like 23andMe.

Corporate Developments

  On May 10, 2016, Asterias finalized the pricing of an underwritten public offering of 5,147,059 units at a public offering price of $3.40 per unit. Each unit consists of one share of common stock and 0.5 of a warrant to purchase a share of common stock at an exercise price of $4.37 per share. The warrants are immediately exercisable and expire on the fifth anniversary of the date of issuance. The offering is expected to close on May 13, 2016, subject to customary closing conditions. If completed, Asterias would receive net proceeds of $16,275,000 after underwriting discounts but before paying other costs of the offering. Asterias has granted the underwriters a 30-day option to purchase up to an additional 772,059 shares of common stock and/or additional warrants to purchase up to 386,029 shares of common stock to cover over-allotments, if any. If the over-allotment option is exercised in full, net proceeds of the offering after underwriting discounts but before other expenses are expected to be approximately $18.7 million.

  On April 28, 2016, Howard I. Scher, M.D., one of the world's leading oncology experts, was appointed to the Board of Directors of Asterias Biotherapeutics.
  In February, pharmaceutical industry veteran Stephen L. Cartt was appointed as President and Chief Executive Officer of Asterias, and member of the company's Board of Directors. Mr. Cartt previously served as Chief Operating Officer of Questcor Pharmaceuticals Inc. until its sale in 2014 to Mallinckrodt, plc for $5.6 billion. In addition, Don M. Bailey was appointed to Asterias' Board of Directors and named Chairman of the Board of Directors. Mr. Bailey previously served as President and Chief Executive Officer of Questcor until its sale in 2014 to Mallinckrodt.

First Quarter Financial Results

Cash (and available-for-sale securities) Position: Cash and cash equivalents totaled $27.1 million as of March 31, 2016, compared to $42.2 million as of December 31, 2015. The cash on hand as of March 31, 2016 includes $16.4 million held by subsidiaries. As of March 31, 2016, BioTime held $829,000 in available-for-sale securities. As of March 31, 2016, BioTime owned 21.7 million shares of Asterias common stock and 14.7 million shares of OncoCyte common stock, which represented an aggregate market value of $170 million as of that date.

Revenues: BioTime’s operating revenues are currently generated from research grants, licensing fees and advertising from the marketing of online database products. Total consolidated revenues were $2.1 million for the first quarter, compared to $1.3 million in the first quarter of 2015. The increase was primarily due to increases in grant revenue and subscription and advertising revenues.

R&D Expenses: Research and development expenses were $13.7 million for the first quarter, compared to $9.3 million for the comparable period in 2015. The increase is in part a result of increased expenses primarily related to regulatory and clinical trials of Asterias’ AST-OPC1 program, and OncoCyte’s cancer diagnostics.

G&A Expenses: General and administrative expenses were $11.9 million for the first quarter, compared to $5.2 million for the first quarter of 2015. The increase is in part a result of $3.1 million in non-cash expense for the estimated fair value of the distribution of 3,331,229 warrants to purchase Asterias common stock to Asterias shareholders other than BioTime declared by the Asterias board of directors on March 30, 2016, increased staffing needed to advance programs under development at BioTime, including non-cash stock-based compensation from BioTime, Asterias, and OncoCyte.

Net Loss attributable to BioTime: Net loss attributable to BioTime was $17.1 million for the three months ended March 31, 2016, or $0.19 per share. There was no deferred income tax benefit recorded in the three months ended March 31, 2016. For the first quarter of 2015, net loss attributable to BioTime was $10.2 million, or $0.13 per share including deferred income tax benefits of $1.2 million. Net loss attributable to BioTime includes losses from BioTime’s majority owned and consolidated subsidiaries based upon BioTime’s percentage ownership of those subsidiaries.

Conference Call and Webcast Details

BioTime will host a conference call and webcast on Tuesday, May 17, 2016 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the first quarter results and recent corporate developments.

The conference call dial-in number in the U.S./Canada is (877) 407-0784. For international participants outside the U.S./Canada, the dial-in number is (201) 689-8560. For all callers, please refer to the “BioTime, Inc. Conference Call.” The live webcast can be accessed on the “Events & Presentations” page of the “Investors & Media” section on the company’s website at http://www.biotimeinc.com/.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by calling toll-free from U.S./Canada: (877) 870-5176; international callers dial (858) 384-5517. Use the Conference ID 13636578. Additionally, the archived webcast will be available on the “Events & Presentations” page of the “Investors & Media” section on the company’s website at http://www.biotimeinc.com/.

About BioTime

BioTime, Inc. is a clinical-stage biotechnology company focused on developing and commercializing novel therapies developed from what we believe to be the world’s premier collection of pluripotent cell assets. The foundation of our core therapeutic technology platform is pluripotent cells that are capable of becoming any of the cell types in the human body. Pluripotent cells have potential application in many areas of medicine with large unmet patient needs, including various age-related degenerative diseases and degenerative conditions for which there presently are no cures. Unlike pharmaceuticals that require a molecular target, therapeutic strategies based on the use of pluripotent cells are generally aimed at regenerating or replacing affected cells and tissues, and therefore may have broader applicability than pharmaceutical products.

In addition to the development of therapeutics, BioTime’s research and other activities have resulted, over time, in the creation of other subsidiaries that address other non-therapeutic market opportunities such as cancer diagnostics, drug development and cell research products, and mobile health software applications.

BioTime common stock is traded on the NYSE MKT and TASE under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://news.biotimeinc.com.

BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended
	March 31,	March 31,
	2016	2015
REVENUES:
Subscription and advertisement revenues	$420	$319
Royalties from product sales	123	156
Grant income	1,487	699
Sale of research products and services	43	90
Total revenues	2,073	1,264

Cost of sales	(225)	(264)

Gross Profit	1,848	1,000

OPERATING EXPENSES:
Research and development	13,734	9,323
General and administrative	11,872	5,179
Total operating expenses	25,606	14,502
Loss from operations	(23,758)	(13,502)
OTHER INCOME/(EXPENSES):
Interest income/(expense), net	(132)	(25)
BioTime’s share of losses in equity method investment in Ascendance	(235)	-
Other income/(expense), net	128	(240)
Total other income/(expense), net	(239)	(265)
LOSS BEFORE INCOME TAX BENEFIT	(23,997)	(13,767)

Deferred income tax benefit	-	1,177

NET LOSS	(23,997)	(12,590)

Net loss attributable to non-controlling interest	6,885	2,423

NET LOSS ATTRIBUTABLE TO BIOTIME, INC.	$(17,112)	$(10,167)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.19)	$(0.13)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK OUTSTANDING: BASIC AND DILUTED	90,421	78,262

BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	March 31,
	2016	December 31,
	(Unaudited)	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$27,132	$42,229
Available for sale securities	829	753
Trade accounts and grants receivable, net	1,125	1,078
Landlord receivable	943	567
Prepaid expenses and other current assets	2,878	2,610
Total current assets	32,907	47,237

Property, plant and equipment, net and construction in progress	8,932	7,539
Deferred license fees	293	322
Deposits and other long-term assets	1,268	1,299
Equity method investment	4,436	4,671
Intangible assets, net	32,278	33,592
TOTAL ASSETS	$80,114	$94,660

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$10,674	$9,377
Capital lease liability, current portion	22	38
Promissory notes, current portion	95	95
Deferred grant income	2,269	2,513
Deferred license and subscription revenue, current portion	609	439
Total current liabilities	13,669	12,462

LONG-TERM LIABILITIES
Deferred revenues, net of current portion	538	615
Deferred rent liabilities, net of current portion	261	158
Lease liability	5,408	4,400
Related party convertible debt, net of discount	394	324
Promissory notes, net of current portion	220	220
Capital lease, net of current and other liabilities	32	34
TOTAL LIABILITIES	20,522	18,213

Commitments and contingencies

SHAREHOLDERS' EQUITY
Preferred shares, no par value, 2,000 shares authorized; none issued and outstanding	-	-
Common shares, no par value, 125,000 shares authorized; 94,894 issued and 90,421 outstanding as of March 31, 2016 and December 31, 2015	275,238	274,342
Accumulated other comprehensive loss	(60)	(237)
Accumulated deficit	(246,293)	(229,181)
Treasury stock at cost: 4,473 shares as of March 31, 2016 and December 31, 2015	(18,033)	(18,033)
BioTime, Inc. shareholders' equity	10,852	26,891
Non-controlling interest	48,740	49,556
Total shareholders' equity	59,592	76,447
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$80,114	$94,660

CONTACT:
BioTime, Inc.
Dan L. Lawrence, 510-775-0510
dlawrence@biotimemail.com
or
Investor Contact:
EVC Group, Inc.
Michael Polyviou, 646-445-4800
mpolyviou@evcgroup.com
or
Media Contact:
Gotham Communications, LLC
Bill Douglass, 646-504-0890
bill@gothamcomm.com